Exhibit 99.1

aaiPharma Provides Business Update

Wilmington, N.C., April 4, 2005– aaiPharma Inc. (NASDAQ: AAII) today announced that it received its anticipated income tax refund of $11.3 million and reached an agreement with the lenders under its senior credit facilities to permit the proceeds of the refund to be used for working capital expenses and other general corporate purposes subject to certain restrictions as detailed in the agreement. Subject to conditions in the agreement aaiPharma’s senior lenders also agreed not to take any action with respect to existing defaults under aaiPharma’s senior credit facilities until April 30, 2005.

aaiPharma also confirmed that it did not make the April 1, 2005 interest payment on its 11.5% Senior Subordinated Notes due 2010. The Company had previously announced that it expected that it would not make that payment on the due date. The failure of the Company to make the interest payment within 30 days after April 1, 2005 will entitle the holders of 25% of the outstanding amount of the notes or the trustee under the indenture governing the notes to declare the outstanding amount of the notes immediately due and payable. The Company has continued its discussions with advisors to an ad hoc committee of holders of the notes regarding a potential restructuring.

Further, aaiPharma has entered into an agreement that provides a three-week exclusivity period to a third party that is considering a purchase of certain assets of aaiPharma’s pharmaceutical products division. The agreement is not a binding agreement with respect to a sale of any assets of aaiPharma’s pharmaceutical products division, and the Company cannot provide any assurance that any material asset sale will be agreed upon or completed. Under the agreement, the Company is allowed to engage in discussions with third parties regarding any restructuring or acquisition of its debt or equity securities or the sale of all or substantially all of its assets.

As previously announced, aaiPharma believes that it is highly likely that it will seek protection under chapter 11 of the U.S. bankruptcy code.

aaiPharma intends to file with the Securities and Exchange Commission a Current Report on Form 8-K with respect to these matters and to include as an exhibit a copy of its agreement with the lenders described above. The Company’s Form 8-K filings may be accessed through the SEC’s website at www.sec.gov and will be posted promptly on the Company’s website at www.aaipharma.com.

About aaiPharma

     aaiPharma Inc. is a science-based company with corporate headquarters in Wilmington, North Carolina with over 25 years experience in drug development. The company also sells branded pharmaceutical products, including the Darvon® and Darvocet® product lines, primarily in the area of pain management. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

Forward Looking Statements

     Information in this press release contains certain “forward-looking statements” under the federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties relating to the failure of the Company to pay the scheduled interest payment due on April 1, 2005 on its publicly traded senior subordinated notes, the potential for any sale of any of the assets of the Company’s pharmaceutical division or the potential for any bankruptcy filing. Additional relevant risk factors are discussed in the Company’s most recent reports on Form 10-K and 10-Q, and the Form 8-K dated March 16, 2005, filed with the SEC.

Contacts:
Matt Czajkowski	Luke Heagle
Chief Administrative Officer and	Corporate Communications
Chief Financial Officer	910-254-7000